Exhibit 1.03

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Corporation Initiates Share Repurchase Program

SHANGHAI, ATLANTA, Sept. 08, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, announced today that that it is initiating a 10b5-1 trading plan to repurchase American Depositary Shares (ADS)in the open market, based on various prices.

CDC Software’s senior management, including the CEO, already have purchased CDC Software ADSs since the company went public on Aug. 6, 2009, at an average price per share of approximately $8.333.

“We believe CDC Software shares are significantly undervalued by the investment community and offer a compelling investment opportunity,” said Peter Yip, CEO of CDC Software. “As we previously reported, for the second quarter of 2009, CDC Software reported a 311 percent improvement in operating cash flow of $15.2 million compared to the same period last year and second quarter Adjusted EBITDA margin improved to 27 percent compared to 17 percent in the same period last year. Day sales outstanding (DSO) improved to 89 days in the second quarter compared to 99 days in the first quarter and we are seeing signs of a recovery in new license sales through the company’s pipeline of opportunities. With these very competitive industry operating metrics and a healthy pipeline of opportunities, we remain confident in the long-term outlook for the company and as a result we are being proactive through our commencement of a repurchase program.”

About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and It consulting. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets, CDC Games focused on online games, and  CDC Global Services focused on IT consulting services, outsourced application development and IT staffing.  For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding our strategies, prospects and businesses, our beliefs regarding the value of the shares (ADSs) of CDC Software Corporation and the investment community’s perception thereof, our expectations about our continued commitment to our share buy-back plan, our beliefs regarding possible recovering trends in license sales and our pipeline of opportunities, and other forward-looking statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations in our companies; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful products and services; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (h) the possibility of development or deployment difficulties or delays; (i) the dependence on customer satisfaction with the company’s games, software products and services; (j) continued commitment to the deployment of the products, including enterprise software solutions; (k) risks involved in developing software solutions and integrating them with third-party software and services; (l) the continued ability of the company’s products and services to address client-specific requirements; (m) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; and (n) the ability of staff to operate the enterprise software and extract and utilize information from the company’s products and services. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Also, the results and benefits experienced by customers and users set forth in this press release may differ from those of other users and customers. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sc.gov.. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.